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                                                                    EXHIBIT 23.5

                   Consent of Independent Public Accountants



The Board of Directors
SEMCO Energy, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of SEMCO Energy, Inc. of our report dated January 15, 1999, with respect to the combined statements of financial position of ENSTAR Natural Gas Company (a division of Seagull Energy Corporation) and Alaska Pipeline Company (a subsidiary of Seagull Energy Corporation) as of December 31, 1998 and 1997, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of SEMCO Energy, Inc. dated November 24, 1999, and to the reference to our firm under the heading "Experts".




                                                                    /s/ KPMG LLP


Anchorage, Alaska
November 29, 1999